Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Accounting for the Reverse Acquisition

The unaudited pro forma consolidated balance sheet combines the consolidated historical balance sheet of Sustainable Projects Group Inc. (the “Company”) and the historical balance sheet of Lithium Harvest ApS (“Lithium Harvest”) at December 31, 2022, giving effect to a Securities Exchange Agreement entered into by the Company, Lithium Harvest and all of the shareholders of Lithium Harvest. Pursuant to the agreement, the Company acquired all of the outstanding shares of capital stock of the Company in exchange for issuing to the shareholders of Lithium Harvest 206,667,233 shares of the Company’s common stock. In accordance with U.S. generally accepted account principles (“US GAAP”), the transaction has been calculated using $0.05 per share which provided a fair value of the purchase of $10,333,362. As the share issuance represents a change of control, and as the Company is a business, the transaction is accounted for as a reverse acquisition as described below. The Company, as the legal acquirer, becomes the accounting acquiree and Lithium Harvest, the legal acquiree, becomes the accounting acquirer.

The pro forma consolidated balance sheet presented herein reflects the effects of the reverse acquisition with Lithium Harvest (collectively the “Transactions”) as if they had been completed on December 31, 2022. The following unaudited pro forma statement of operations was the historical statement of operations of Lithium Harvest ApS for the twelve months ended December 31, 2022, after giving effect to the Pro Forma Adjustments, noted below. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions and factually supportable.

The following information should be read in conjunction with the pro forma consolidated financial statements.

●	Accompanying notes to the unaudited pro forma consolidated financial statements

●	Separate historical financial statements of Sustainable Projects Group Inc. for the year ended December 31, 2022 included herewith

●	Separate historical financial statements of Lithium Harvest ApS for the year ended December 31, 2022 included herewith

The unaudited pro forma consolidated financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma consolidated financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma consolidated financial statements were prepared using the reverse acquisition application method of accounting as described in ASC 805-40, with Lithium Harvest treated as the acquiror for accounting and financial reporting purposes. Accordingly, the unaudited pro forma consolidated financial statements are presented as a continuation of Lithium Harvest financial statements with an adjustment to reflect the issued equity capital of the former Sustainable Projects Group Inc., the legal parent, including the equity issued by the Company to effect the business combination.

Pro Forma Condensed Combined Statement of Financial Position

Sustainable Projects Group Inc.

As of December 31, 2022

	SPGX	Lithium	Pro Forma			Pro Forma
	Dec 31,	Dec 31,	Adjusting		Note	Consolidated
	2022	2022	Entries		2	Dec 31, 2022
As of
ASSETS
Current Assets:
Cash and cash equivalents	$9,363	$-	(9,363)		(b)	$-
Other receivables	-	32,180				32,180
Prepaid expenses	4,374	10,089				14,463
	13,737	42,269				46,643

Office Equipment	625	-				625

TOTAL ASSETS	$14,362	$42,269				$47,268

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$162,067	$117,199				$279,266
Amount due to directors	142,184	146,402				288,586
Bank overdraft			152,675		(b)	152,675
Convertible Note	125,000	-	(125,000)		(c)	-
Interest payable	22,297	-	(15,575)		(c)	6,722
TOTAL CURRENT LIABILITIES	451,548	263,601				727,249

NON-CURRENT LIABILITIES
Notes payable	$50,000	$-				$50,000
TOTAL NON-CURRENT LIABILITIES	50,000	-				50,000

TOTAL LIABILITIES	$501,548	$263,601				$777,249

Commitments and Contingencies	$-	$-				$-

STOCKHOLDERS’ EQUITY
Common Stock, Par Value: $0.0001 Authorized 500,000,000 shares Common Stock Issued: 8,725,877	$872	$7,940	20,667 (7,940 7,180)		(a) (a) (c)	$28,719
Additional Paid in Capital	3,112,131	-	(12,727 (162,038 120,371 (3,587,165 529,428	) ) )	(a) (b) (c) (d) (e)	-
Accumulated Deficit	(3,600,189)	(224,419)	13,024 3,587,165 (529,428)		(c) (d)	(753,847)
Accumulated other comprehensive income (loss)	-	(4,853)				(4,853)
TOTAL STOCKHOLDERS’ EQUITY	(487,186)	(221,332)				(729,981)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,362	$42,269				$47,268

Pro Forma Condensed Combined Statement of Loss and Comprehensive Loss

For the Year Ended December 31, 2022

	SPG	Lithium	Pro Forma		Final
	Dec 31, 2022	Dec 31, 2022	Adjustments		Dec 31, 2022

Revenues	$-	$-			$-
Gross Revenues	-	-			-
Cost of Goods Sold	-	-			-
Gross Margin

Operating Expenses
Administrative and other operating expenses	$14,510	$2,191			$16,701
Depreciation	1,667	-			1,667
Loan Interest expense	13,024	-	(11,274) 31,024	(c) (c)	32,774
Management fees	52,500	108,191			160,691
Professional fees	41,032	102,777			143,809
Travel expenses	-	9,785			9,785

Loss from continuing operations	(122,733)	(222,944)			(365,427)

Loss from discontinued operations	(57,136)	-			(57,136)
Gain on deconsolidation	50,106	-			50,106

Net loss and comprehensive loss	$(129,763)	$(222,944)			$(372,457)

Net loss attributed to non-controlling interest on discontinued operations	25,711	-			25,711

Net loss and comprehensive loss Translation	-	(4,585)			(4,585)

Net loss and comprehensive loss allocated to shareholders	$(104,052)	$(227,529)			$(351,331)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Description of the Reverse Acquisition and the Basis of Presentation

The unaudited pro forma consolidated balance sheet combines the consolidated historical balance sheet of Sustainable Projects Group, Inc. (the “Company”) and the historical balance sheet of Lithium Harvest ApS (“Lithium Harvest”) at December 31, 2022, giving effect to a Securities Exchange Agreement entered into by the Company, Lithium Harvest and all of the shareholders of Lithium Harvest. Pursuant to the agreement, the Company acquired all of the outstanding shares of capital stock of the Company in exchange for issuing to the shareholders of Lithium Harvest 206,667,233 shares of the Company’s common stock. In accordance with U.S. generally accepted account principles (“US GAAP”), the transaction has been calculated using $0.05 per share which provided a fair value of the purchase of $10,333,362. As the share issuance represents a change of control, and as the Company is a business, the transaction is accounted for as a reverse acquisition as described below. The Company, as the legal acquirer, becomes the accounting acquiree and Lithium Harvest, the legal acquiree, becomes the accounting acquirer.

The pro forma consolidated balance sheet presented herein reflects the effects of the reverse acquisition with Lithium Harvest (collectively the “Transactions”) as if they had been completed on December 31, 2022. The following unaudited pro forma statement of operations was the historical statement of operations of Lithium Harvest ApS for the twelve months ended December 31, 2022, after giving effect to the Pro Forma Adjustments, noted below. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions and factually supportable.

The following information should be read in conjunction with the pro forma consolidated financial statements.

●	Accompanying notes to the unaudited pro forma consolidated financial statements

●	Separate historical financial statements of Sustainable Projects Group, Inc. for the year ended December 31, 2022 included herewith

●	Separate historical financial statements of Lithium Harvest ApS for the year ended December 31, 2022 included herewith

The unaudited pro forma consolidated financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma consolidated financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma consolidated financial statements were prepared using the reverse acquisition application method of accounting as described in ASC 805-40, with Lithium Harvest ApS treated as the acquiror for accounting and financial reporting purposes. Accordingly, the unaudited pro forma consolidated financial statements are presented as a continuation of Lithium Harvest ApS financial statements with an adjustment to reflect the issued equity capital of the former Sustainable Projects Group Inc., the legal parent, including the equity issued by the Company to effect the business combination.

Note 2 – Pro Forma Adjustments

(a)	To reflect the recapitalization of Lithium Harvest through the issuance of shares of Company common stock.

(b)	To reflect the cash payment of estimated legal, financial advisory, accounting, printing and other professional fees and expenses incurred in connection with the Transactions.

(c)	To reflect the issuance of Company common stock in exchange for the full amount of the convertible notes held by Kestrel Flight Fund LLC and the amount due to shareholder, as if the Transactions occurred on December 31, 2022.

(d)	To eliminate the accumulated deficit of the Company, the accounting acquiree.

(e)	The difference of accumulated loss of the Company in additional paid in capital is charged to accumulated losses.